Exhibit 99.1

PULSE BIOSCIENCES APPOINTS MITCHELL LEVINSON TO BOARD OF DIRECTORS

HAYWARD, Calif.--(BUSINESS WIRE)--Mar. 19, 2019-- Pulse Biosciences, Inc.(NASDAQ:PLSE) (“Pulse Biosciences” or the “Company”), a novel medical therapy company bringing to market its proprietary CellFX™ System, today announced the appointment of Mitchell Levinson to its board of directors. In connection with his appointment to the board, Mr. Levinson will also serve as a member of the audit committee.

“Mitch is an ideal addition to our Board because of his considerable expertise in developing and bringing revolutionary new products to the aesthetic dermatology market,” said Darrin Uecker, President and Chief Executive Officer. “His experience will be a significant asset as we are working to introduce our CellFX System into this market later in 2019.”

Levinson, 58, has more than 25 years of experience bringing novel medical technologies to the market, including over a decade in the aesthetics procedure market. Levinson previously founded and served as CEO and CSO of Zeltiq Aesthetics from 2005 to 2010 overseeing the development and facilitating the early commercial launch of its flagship CoolSculpting procedure. Prior to Zeltiq, he served as the initial Vice President of Research and Development for Thermage from 2000 to 2005 where he built the R&D organization and led the development of Thermage’s novel skin tightening technology. Mr. Levinson is currently a board member and Chief Technology Officer of Cerebrotech, an innovative neurotechnology device company focused on the development of portable neurotechnology solutions, that he founded during 2010.

Levinson previously served on the Pulse Biosciences board from January 2015 to November 2017, during which time the Company conducted its initial public offering and commenced clinical studies. He also currently serves on the board of directors of ConnectWell, a leading-edge provider of digital health and wellness content.

Mr. Levinson earned his BS in Mechanical Engineering from University of California at San Diego, holds an M.S. in Computer Systems from the University of Phoenix, and is inventor on 45 issued U.S. patents.

About Pulse Biosciences

Pulse Biosciences is a novel medical therapy company bringing to market its proprietary CellFX™ System. The Company’s novel CellFX System provides a precise, non-thermal delivery of nanosecond duration energy pulses that impact cells in treated tissue while sparing non-cellular tissue. This unique mechanism of action disrupts the functions of internal cell structures while maintaining the outer cell membrane, initiating a cascade of events within the cell that results in regulated cell death. The novel characteristics of the Company’s CellFX System has the potential to significantly benefit patients across multiple medical applications, including dermatology, the Company’s first planned commercial application. In pre-clinical studies, Nano-Pulse Stimulation™ (NPS™) technology platform has demonstrated an ability to induce immunogenic cell death in several cancer cell lines. The Company believes its NPS technology platform may play a role in immuno-oncology as a focal tumor treatment that can initiate an adaptive immune response. More information can be found at www.pulsebiosciences.com.

Forward-Looking Statements

All statements in this press release that are not historical are forward-looking statements, including, among other things, statements relating to or implying Pulse Biosciences’ timing of bringing the CellFX™ System to market and other future events. These statements are not historical facts but rather are based on Pulse Biosciences’ current expectations, estimates, and projections regarding Pulse Biosciences’ business, operations and other similar or related factors. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and assumptions that are difficult or impossible to predict and, in some cases, beyond Pulse Biosciences’ control. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described in Pulse Biosciences’ filings with the Securities and Exchange Commission. Pulse Biosciences undertakes no obligation to revise or update information in this release to reflect events or circumstances in the future, even if new information becomes available.

CAUTION: Pulse Biosciences’ CellFX System and Nano-Pulse Stimulation (NPS) are for investigational use only.

Investor Relations:
Brian Dow

Sr. Vice President and Chief Financial Officer

IR@pulsebiosciences.com

Gitanjali Jain Ogawa

Solebury Trout

gogawa@troutgroup.com

646-378-2949

or

Media:

Tosk Communications

Nadine D. Tosk, 504-453-8344

nadinepr@gmail.com